Exhibit 10.7

Execution Copy

AMENDED AND RESTATED

DEBTOR IN POSSESSION FINANCING

TERM SHEET

FOR

VERASUN DYERSVILLE, LLC,

AS DEBTOR IN POSSESSION

IN BANKRUPTCY CASE NO. 08-12617 (BLS)

UNITED STATES BANKRUPTCY COURT, DISTRICT OF DELAWARE

Effective as of December 3, 2008

AGSTAR FINANCIAL SERVICES, PCA, as Postpetition Lender, hereby provides VERASUN DYERSVILLE, LLC, a Delaware limited liability company (the “Borrower”) with the following financing proposal.

Reference is made herein to the following Prepetition Credit Agreement:

Credit Agreement dated as of February 7, 2007, by and among VeraSun Dyersville, a Delaware limited liability company, AgStar Financial Services, PCA, the commercial, banking or financial institutions whose signatures appear on the signature pages thereof (AgStar and such commercial, banking or financial institutions are sometimes hereinafter collectively the “Banks” and individually a “Bank”), and AgStar Financial Services, PCA for itself and the other Banks; as the same has been amended by that certain Amendment No. 1 to Credit Agreement dated October 19, 2007, and that certain Amendment No. 2 to Credit Agreement dated November 1, 2007, and that certain Amendment No. 3 to Credit Agreement dated July 31, 2008, and that certain Amendment No. 4 to Credit Agreement dated as of October 23, 2008 (as amended the “Prepetition Credit Agreement”).

Unless otherwise expressly defined herein, capitalized terms used herein shall have the same meaning ascribed to them in the Prepetition Credit Agreement or in the Final Order attached hereto as Exhibit B (the “Final Order”). Terms and conditions of the proposal are as follows:

Borrower:	VeraSun Dyersville, LLC, a Delaware limited liability company, as Debtor in Possession in Bankruptcy Case No. 08-12617 (BLS), United States Bankruptcy Court, District of Delaware (“Borrower’s Chapter 11 Case”).

Postpetition Lender:	AgStar Financial Services, PCA

Guarantor:	U.S. BioEnergy Corporation, a Delaware corporation, as Debtor in Possession in Bankruptcy Case No. 08-12612 (BLS), District of Delaware.

Postpetition Revolving Credit Facility:

A revolving credit facility (the “Postpetition Loan”) to be made available to the Borrower, pursuant to the terms of this Term Sheet and the Final Order in an amount not to exceed $3,000,000.00 as the aggregate Postpetition Loan, pursuant to the terms of this Term Sheet, the Final Order and the other Postpetition Financing Documents (the “Postpetition Commitment”).

The Borrower’s disbursements are limited on a weekly basis to the amount for such week as set forth in the DIP Budget attached hereto as Exhibit A (the “DIP Budget”) until the Postpetition Loan Maturity Date.

Amounts borrowed under the Postpetition Loan may be borrowed, repaid, and reborrowed by the Borrower prior to the Postpetition Loan Maturity Date.

Closing Date:	December 3, 2008

Purpose:

Pursuant to that certain Term Sheet between the Borrower and the Postpetition Lender dated November 3, 2008, and the Interim Order entered in Borrower’s Chapter 11 Case, the Postpetition Lender made available to the Borrower an Interim Facility in an amount up to $3,000,000.00 (the “Interim Amount”).

Upon entry of the Final Order on or before December 3, 2008, approving this Term Sheet, and satisfaction of the conditions precedent to closing set forth herein, the Postpetition Lender shall make available to the Borrower Debtor In Possession financing in an aggregate amount up to $3,000,000.00, which amount shall be comprised of the Interim Amount and an additional amount not to exceed $0.00 (the “Final Amount”) for the Borrower’s working capital needs as itemized in the DIP Budget. The Final Amount will be advanced by the Postpetition Lender to the Borrower subject to the terms and conditions in the Final Order, this Term Sheet, and the other Postpetition Financing Documents.

Nothing herein or in the Final Order shall bind the Postpetition Lender to any Plan incorporating the terms set forth in this Term Sheet or the Postpetition Financing Documents, without the prior express written consent of the Postpetition Lender.

Maturity Date:	The Postpetition Loan will mature on January 15, 2009, or on such earlier date as provided in the Final Order or the other Postpetition Financing Documents.

2

Security:

The Borrower hereby grants to the Postpetition Lender a first priority perfected Security Interest in all of the real and personal property of the Borrower, whether now owned or hereafter acquired (the “Collateral,” as such property is more fully described in the Prepetition Credit Agreement), without any requirement for the execution, delivery, recording or filing of any security agreement, mortgage, deed of trust, financing statement or similar document, instrument or agreement covering such Collateral; provided, however, that the liens and Security Interests granted to the Postpetition Lender under the Final Order shall not extend to causes of action under Chapter 5 of the Bankruptcy Code or the proceeds thereof.

During the term of the Postpetition Loan, Borrower shall not grant or permit any Security Interest in the Collateral to any other Person, other than certain permitted liens agreed to by the Postpetition Lender (the “Permitted Liens”).

The Borrower shall execute and deliver to the Postpetition Lender all such mortgages, security agreements, control agreements, deeds of trust or other documents and instruments as may be reasonably required by the Postpetition Lender to evidence and secure the Postpetition Loan pursuant to the terms of this Term Sheet and the Final Order (collectively with the Interim Order, the “Postpetition Financing Documents”).

Interest Rate:

The outstanding principal amount of the Postpetition Loan shall bear interest at the LIBOR Rate (as defined in the Prepetition Credit Agreement) plus 700 basis points.

A Default Rate shall apply on the Postpetition Loan as set forth in the Prepetition Credit Agreement.

Postpetition Loan Availability:	Advances under the Postpetition Loan may be made subject to availability of the Postpetition Loan and will be limited as set forth herein and in the Final Order and other Postpetition Financing Documents.

Adequate Protection & Interest Payments:	Payment of Adequate Protection Payments (as defined in the Final Order) and all accrued interest on the Postpetition Loan shall be paid by the Borrower on the first day of each month, beginning on the Closing Date, and monthly thereafter, and on the Maturity Date, to the Postpetition Lender and to the Agent for the benefit of the Banks, under the Prepetition Credit Agreement; provided, however, the rights of all interested parties to later assert that the Adequate Protection Payments should be re-allocated to principal in accordance with Section 506 of the Bankruptcy Code are reserved.

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The unpaid balance of the Postpetition Loan is due in its entirety on the Maturity Date. Interest shall be calculated on the actual number of days the Postpetition Loan is outstanding on the basis of a year consisting of 365 days.

Conditions Precedent To Closing on the Final Amount:	• Entry of the Final Order; and • Execution and delivery of this Term Sheet.

Representations and Warranties:	The Postpetition Financing Documents shall contain representations and warranties of the Borrower acceptable to the Lender.

Affirmative Covenants:	The Postpetition Financing Documents shall contain affirmative covenants of the Borrower acceptable to the Lender.

Reports:

So long as Borrower’s obligations under the Postpetition Loan shall remain unpaid or the Postpetition Lender shall have any commitment under the Postpetition Loan, the Borrower shall, unless the Postpetition Lender shall otherwise consent in advance in writing:

•        Provide Postpetition Lender with all reports required to be delivered by Borrower under Section 5.01(c) of the Prepetition Credit Agreement;

•        Provide Postpetition Lender with all reports filed with the United States Trustee in the Borrower’s Chapter 11 Case; and

•        By 5:00 p.m. (CST) on Thursday of each week, provide Postpetition Lender a weekly report itemizing all expenditures during the preceding week for each of the following:

Prepetition	Postpetition

• Corn, • Chemicals, and • Transportation.

•        Corn,

•        Denaturant,

•        Chemicals,

•        Natural gas,

•        Electricity/water,

•        Transportation,

•        Rail car lease payments,

•        Fixed and variable terminal fees,

•        Plant overhead (non-labor),

•        Payroll,

•        Excise and sales taxes remitted,

•        Insurance,

•        Severance, and

•        All other expenses.

4

Negative Covenants:	The Postpetition Financing Documents shall contain negative covenants of the Borrower acceptable to the Lender.

Events of Default:

The occurrence of any of the following shall constitute an Event of Default under this Term Sheet:

•        Failure to comply with the terms and conditions set forth in this Term Sheet, the Final Order, the other Postpetition Financing Documents, and the Prepetition Credit Agreement (except those Events of Default set forth in Section 6.01(g) of the Prepetition Credit Agreement and except for any Event of Default arising as a result of the filing or the pendency of Borrower’s Chapter 11 Case);

•        Failure to retain and employ James Bonsall of APS Services, LLC or another person and firm acceptable to the Postpetition Lender as the Borrower’s chief restructuring officer;

•        Failure to deliver the weekly reports required herein;

•        if any chapter 11 plan in the Borrower’s Chapter 11 Case is confirmed and becomes effective, unless such plan provides that the Postpetition Obligations shall be paid in full in cash on or before the effective date of such plan; and

•        if any Debtor (as defined in the Final Order) seeks an order dismissing the Borrower’s Chapter 11 Case without the consent of the Postpetition Lender prior to the indefeasible payment in full in cash of all obligations and indebtedness owing to the Postpetition Lender.

Remedies:

Upon the occurrence of an Event of Default, as defined in this Term Sheet, the Postpetition Lender:

•        shall be entitled to exercise all of the remedies set forth in the Final Order; and

•        the Postpetition Lender shall no longer be obligated to make further Advances to the Borrower under the Postpetition Loan.

Commitment and Administration Fees:

Borrower shall pay to Postpetition Lender on the Closing Date a fee equal to one percent (1.0%) of the aggregate Postpetition Loan Commitment. Postpetition Lender is authorized to advance from the Postpetition Loan an amount equal to such Commitment Fee.

In addition to the foregoing Commitment Fee and such other fees required or set forth in this Term Sheet or in the Final Order, Borrower shall pay to Postpetition Lender on the Closing Date an administration fee equal to one-half of one percent (0.5%) of the aggregate Postpetition Loan Commitment. Postpetition Lender is authorized to advance from the Postpetition Loan an amount equal to such Administration Fee.

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Expenses:	The Borrower shall reimburse the Postpetition Lender for all costs and expenses, including legal fees, consultant fees, appraisal fees, financial advisor fees, and other similar fees, costs and expenses in connection with the negotiation, documentation, execution, syndication and delivery of the Postpetition Loan and the Borrower’s Bankruptcy. Postpetition Lender is authorized to advance from the Postpetition Loan an amount equal to such fees.

If not acted on, these terms will expire on December 3, 2008, at 5:00 p.m. (CST). Please return a signed copy of this letter to evidence your acceptance of the terms and conditions contained in this Term Sheet.

Sincerely,

AGSTAR FINANCIAL SERVICES, PCA,

By:	/s/ Donald S. Farm, Jr.
Its:	SVP

This Term Sheet is accepted this 4th day

of December 2008 by:

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SIGNATURE PAGE TO

AMENDED AND RESTATED

DEBTOR IN POSSESSION FINANCING

TERM SHEET

FOR

VERASUN DYERSVILLE, LLC,

AS DEBTOR IN POSSESSION

IN BANKRUPTCY CASE NO. 08-12617 (BLS)

UNITED STATES BANKRUPTCY COURT, DISTRICT OF DELAWARE

BORROWER:

VERASUN DYERSVILLE, LLC a Delaware limited liability company

By	/s/ Donald L. Endres
Name:	Donald L. Endres
Title:	CEO

GUARANTOR:

US BIOENERGY CORPORATION, a South Dakota corporation

By:	/s/ Donald L. Endres
Name:	Donald L. Endres
Its:	CEO

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EXHIBIT A

DIP BUDGET

US Bio

DIP Loan Cash Flow Projections

Dyersville

	Week	28-Nov	5-Dec	12-Dec	19-Dec	26-Dec	2-Jan	9-Jan	16-Jan	TOTAL
($ 000’s)
Cash Receipts		$793	$—	$—	$—	$—	$—	$—	$—	$793

Disbursements
Post - Petition		(281)	(1,756)	(229)	(20)	(149)	(743)	(572)	(20)	(3,770)
Pre Petition		—	—	—	—	—	—	—		—
Other		(108)	(127)	(93)	(43)	(90)	(54)	(313)	(47)	(875)

Total Disbursements		(389)	(1,883)	(322)	(63)	(239)	(797)	(885)	(67)	(4,645)

Total Net Cash Flow		$404	$(1,883)	$(322)	$(63)	$(239)	$(797)	$(885)	$(67)	$(3,852)

Beginning Cash Balance		$5,147	$5,551	$3,668	$3,346	$3,283	$3,044	$2,247	$1,363	$5,147
Ending Cash Balance		$5,551	$3,668	$3,346	$3,283	$3,044	$2,247	$1,363	$1,295	$1,295

EXHIBIT B

FINAL ORDER

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: VERASUN ENERGY CORPORATION, et al., Debtors.[1]	) ) ) ) ) ) )	Case No. 08-12606 (BLS) Chapter 11 Jointly Administered Related Docket Nos. 15, 20, 42, 43, 45, 46, 47 and 48

FINAL ORDER (I) AUTHORIZING DEBTORS TO OBTAIN POSTPETITION

FINANCING PURSUANT TO SECTIONS 363 AND 364 OF BANKRUPTCY

CODE, (II) GRANTING LIENS AND SUPERPRIORITY CLAIMS TO

POSTPETITION LENDER PURSUANT TO SECTION 364 OF BANKRUPTCY

CODE, (III) AUTHORIZING USE OF CASH COLLATERAL PURSUANT TO

SECTION 363 OF BANKRUPTCY CODE, (IV) PROVIDING ADEQUATE

PROTECTION TO PREPETITION LENDERS PURSUANT TO SECTIONS 361, 362, 363

AND 364 OF BANKRUPTCY CODE AND (V) SCHEDULING FINAL HEARING

PURSUANT TO BANKRUPTCY RULE 4001(b)

(VERASUN DYERSVILLE, LLC)

This matter having come before the Court upon the motion dated November 3, 2008 (the “Motion”), of VeraSun Dyersville, LLC (the “Borrower”), US BioEnergy Corporation (the “Guarantor”), and the other debtors and debtors in possession (each individually, a “Debtor” and, collectively with the Borrower and the Guarantor, the “Debtors”) in the above captioned chapter 11 cases (collectively the “Chapter 11 Cases”), (a) for the entry of an Interim Order (the “Interim Order”) and this Final Order under sections 105, 361, 362, 363, and 364 of title 11 of

[1]

The Debtors consist of: VeraSun Energy Corporation (EIN: 20-3430241); ASA Albion, LLC (EIN: 55-0907221); ASA Bloomingburg, LLC (EIN: 55-0907224); ASA Linden, LLC (EIN: 55-0907228); ASA OpCo Holdings, LLC (EIN: 68-0609122); US Bio Marion, LLC (EIN: 20-34377343); US BioEnergy Corporation (EIN: 20-1811472); VeraSun Albert City, LLC (EIN: (20-2264707); VeraSun Aurora Corporation (EIN: 40-0462174); VeraSun BioDiesel, LLC (EIN: 20-3790860); VeraSun Central City, LLC (EIN: (55-0816855); VeraSun Charles City, LLC (EIN: 20-3735184); VeraSun Dyersville, LLC (20-5765890); VeraSun Fort Dodge, LLC (EIN: 42-1630527); VeraSun Granite City, LLC (EIN: 20-5909621); VeraSun Hankinson, LLC (90-0287129); VeraSun Hartley, LLC (EIN: 20-5381200); VeraSun Janesville, LLC (EIN: 20-4420290); VeraSun Litchfield, LLC (EIN: 20-8621370); VeraSun Marketing, LLC (EIN: 20-3693800); VeraSun Ord, LLC (75-3204878); VeraSun Reynolds, LLC (EIN: 20-5914827); VeraSun Tilton, LLC (EIN: 26-1539139); VeraSun Welcome, LLC (EIN: 20-4115888); VeraSun Woodbury, LLC (20-0647425).

the United States Code (the “Bankruptcy Code”), Rules 2002, 4001 and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and Rule 4001-2 of the Local Rules for the United States Bankruptcy Court for the District of Delaware (the “Local Rules”) authorizing the Borrower to (i) obtain postpetition loans and advances and obtain such other financial accommodations in an aggregate principal amount not to exceed $3,000,000.00 (the “DIP Financing”) pursuant to sections 363 and 364 of the Bankruptcy Code and for the Guarantor to guarantee the Borrower’s obligations in connection with the DIP Financing by entering into the Debtor In Possession Financing Term Sheet (as the same may be amended, supplemented or otherwise modified from time to time, the “DIP Financing Term Sheet”), the terms and conditions of which will be incorporated into a senior secured superpriority debtor in possession credit agreement on or before the Maturity Date (as the same may be amended, supplemented or otherwise modified from time to time, the “Postpetition Credit Agreement”), among the Borrower, the Guarantor and AgStar Financial Services, PCA (the “Postpetition Lender”), (ii) execute and enter into the DIP Financing Term Sheet and, subject to this Final Order, perform such other and further acts as may be required in connection with the DIP Financing Term Sheet, (iii) grant Liens (as defined in the Prepetition Credit Agreement) and superpriority claims to the Postpetition Lender in all Collateral (as defined in the Prepetition Credit Agreement) (together with all prepetition and postpetition assets of the Guarantor, the “Postpetition Collateral”) in accordance with the DIP Financing Term Sheet and this Final Order to secure any and all of the Postpetition Obligations (as hereinafter defined), (iv) make the Adequate Protection Payments (as hereinafter defined), (v) use Cash Collateral (as hereinafter defined), and (vi) pending a final hearing on the Motion (the “Final Hearing”), obtain emergency postpetition loans under the DIP Financing Term Sheet and the Interim Order to and

including the date on which this Final Order is entered (the “Interim Facility”), (b) requesting the modification of the automatic stay imposed under section 362 of the Bankruptcy Code to the extent necessary to permit the Borrower and the other Debtors and the Postpetition Lender to implement the terms of the Interim Order and this Final Order, (c) requesting the provision of adequate protection to the Borrower’s prepetition secured lenders under or in connection with that certain Credit Agreement dated as of February 7, 2007 (as amended, restated, supplemented, or otherwise modified from time to time, the “Prepetition Credit Agreement”), by and among the Borrower, the lenders party thereto (the “Prepetition Lenders”), and AgStar Financial Services, PCA, as Administrative Agent (in such capacity, the “Prepetition Agent”) for the Prepetition Lenders (together with all guarantees, subordination agreements, intercreditor agreements, deposit account control agreements, notes, mortgages, pledges, instruments and any other agreements and documents delivered pursuant thereto or in connection therewith, including, without limitation, the Loan Documents as defined in the Prepetition Credit Agreement, collectively, and as amended, restated, supplemented or otherwise modified from time to time, the “Prepetition Financing Documents”), (d) in accordance with Rules 4001(b) and (c) of the Bankruptcy Rules, requesting that this Court (this “Court” or the “Bankruptcy Court”) schedule the Final Hearing on the Motion to be held within thirty (30) days after the entry of the Interim Order, (e) requesting, pursuant to Rule 4001 of the Bankruptcy Rules, that an emergency interim hearing on the Motion (the “Interim Hearing”) be held for the Court to consider entry of the Interim Order, which authorizes the Borrower to borrow funds under the DIP Financing Term Sheet and the Interim Order, on an interim basis, up to an aggregate principal or face amount not to exceed $3,000,000.00 (the “Interim Amount”), and (f) requesting that the Final Hearing on the Motion be held for the Court to consider entry of this Final Order;

and the Court having considered the Motion and the exhibits attached thereto, including, without limitation, the DIP Financing Term Sheet; and the Interim Hearing having been held on November 3, 2008, and the Interim Order having been entered on November 3, 2008; and the Final Hearing having been held on December 2, 2008; and upon all of the pleadings filed with the Court, the record made at the Interim Hearing and the Final Hearing, and all of the proceedings held before the Court; and after due deliberation and consideration and good and sufficient cause appearing therefor,

THE COURT HEREBY FINDS:

A. On October 31, 2008 (the “Petition Date”), each of the Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code. Each Debtor is continuing in the management and possession of its business and properties as a debtor-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. The Chapter 11 Cases of the Debtors are being jointly administered under Case No. 08 — 12606 (BLS).

B. The Office of the United States Trustee for the District of Delaware (the “US Trustee”) has appointed a statutory committee of unsecured creditors in the Chapter 11 Cases pursuant to section 1102(a)(1) of the Bankruptcy Code (the “Committee”).

C. No request has been made for the appointment of a trustee or examiner in the Chapter 11 Cases.

D. This Court has jurisdiction over this proceeding and the parties and property affected hereby pursuant to 28 U.S.C. §§ 157 and 1334. This is a core proceeding pursuant to 28 U.S.C. § 157(b)(2). Venue is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.

E. Notice of the relief sought by the Motion and the Interim Hearing was delivered via facsimile, electronic mail, and/or overnight delivery to the following: (i) the U.S. Trustee; (ii) those parties listed on the Consolidated List of Creditors Holding Largest Thirty Unsecured Claims Against the Debtors, as identified in connection with the Debtors’ chapter 11 petitions; (iii) all other parties with liens of record on assets of the Debtors as of the Petition Date; (iv) Gray, Plant, Mooty, Mooty & Bennett, P.A., 1010 West St. Germain, Suite 600, St. Cloud, MN 56301-3406, Attention Phillip Kunkel, and Pepper Hamilton LLP, Hercules Plaza, 1313 Market Street, Suite 5100, P.O. Box 1709, Wilmington, DE 19899-1709, Attention David P. Stratton, counsel to the Postpetition Lender and the Prepetition Agent. Given the nature of the relief sought in the Motion, such notice was due and proper and complies with the Bankruptcy Rules in all respects for purposes of entering the Interim Order.

F. Notice of the relief sought by the Motion and the Final Hearing was delivered via facsimile, electronic mail, and/or overnight delivery to the following: (i) the U.S. Trustee; (ii) those parties listed on the Consolidated List of Creditors Holding Largest Thirty Unsecured Claims Against the Debtors, as identified in connection with the Debtors’ chapter 11 petitions; (iii) all other parties with liens of record on assets of the Borrower as of the Petition Date; (iv) Gray, Plant, Mooty, Mooty & Bennett, P.A., 1010 West St. Germain, Suite 600, St. Cloud, MN 56301-3406, Attention Phillip Kunkel, and Pepper Hamilton LLP, Hercules Plaza, 1313 Market Street, Suite 5100, P.O. Box 1709, Wilmington, DE 19899-1709, Attention David P. Stratton, counsel to the Postpetition Lender and the Prepetition Agent; (v) the Committee, and (vi) all parties who have requested notice pursuant to Bankruptcy Rule 2002. Given the nature of the relief sought at the Final Hearing, such notice was due and proper and complies with the Bankruptcy Rules in all respects for purposes of entering this Final Order.

G. Subject to Paragraph 42 below, the Debtors acknowledge, admit and confirm the following as of the Petition Date:

1. Pursuant to the Prepetition Credit Agreement, the Prepetition Agent and the Prepetition Lenders made certain loans, advances and other financial accommodations, and provided for the issuance of letters of credit, to the Borrower to fund, among other things, the construction of the Project (as defined in the Prepetition Credit Agreement) and the operations of the Borrower.

2. Pursuant to the Prepetition Credit Agreement and other Prepetition Financing Documents, the Borrower was, as of the Petition Date, indebted to the Prepetition Agent and the Prepetition Lenders for the aggregate principal amount of the Prepetition Indebtedness (as defined below) of approximately $97,949,687.55, including, among other things, issued and outstanding letters of credit, but excluding certain accrued but unpaid interest, costs, fees and expenses.

3. For purposes of this Final Order, the term “Prepetition Indebtedness” shall mean and include, without duplication, any and all amounts owing or outstanding by the Borrower or the Guarantor under the Prepetition Credit Agreement (including, without limitation, all Loan Obligations as defined in the Prepetition Credit Agreement) or any other Prepetition Financing Document, interest on, fees and other costs, expenses and charges owing in respect of, such amounts (including, without limitation, any reasonable attorneys’, accountants’, financial advisors’ and other fees and expenses that are chargeable or reimbursable pursuant to the Prepetition Credit Agreement or any other Prepetition Financing Document), and any and all obligations and liabilities, contingent or otherwise, owed in respect of the letters of credit or other Loan Obligations outstanding thereunder.

4. Pursuant to certain security agreements, deposit account control agreements, mortgages, deeds of trust, collateral assignments of contracts, guaranty agreements and other documents and agreements (as amended, restated, supplemented or otherwise modified from time to time, collectively, the “Prepetition Security Documents”), and the other Prepetition Financing Documents including any promissory notes, the Borrower granted first priority Liens and continuing pledges and security interests in substantially all of the Borrower’s assets (as used herein, the “Prepetition Collateral”) to and/or for the benefit of the Prepetition Agent and Prepetition Lenders to secure the Prepetition Indebtedness (collectively, the “Prepetition Liens”). For the avoidance of doubt, the term “Prepetition Collateral” shall refer to (i) collateral in or upon which a lien or other security interest has been granted in favor or for the benefit of the Prepetition Agent and the Prepetition Lenders in connection with, pursuant to or under the Prepetition Credit Agreement and the other Prepetition Financing Documents, and (ii) any Prepetition Collateral provided under any Prepetition Financing Documents, including that described in this subparagraph, that existed as of the Petition Date and at any time prepetition and, subject to section 552 of the Bankruptcy Code, postpetition proceeds, products, offspring, rents and profits.

5. The Prepetition Financing Documents are valid and binding agreements and obligations of the Borrower and, as applicable, the Guarantor, and the Prepetition Liens (i) constitute valid, binding, enforceable and perfected first priority security interests and liens, subject only to the Permitted Liens (as defined in the Prepetition Credit Agreement), but only to the extent such Permitted Liens are valid, enforceable, non-avoidable liens and security interests that are perfected prior to the Petition Date (or perfected after the Petition Date to the extent permitted by Section 546(b) of the Bankruptcy Code), which are not subject to avoidance, reduction, disallowance, impairment or subordination pursuant to the Bankruptcy Code or applicable non-bankruptcy law and which are senior in priority to the Prepetition Liens under applicable law and after giving effect to any applicable subordination or intercreditor agreements, and (ii) are not subject to avoidance, reduction, disallowance, impairment or subordination pursuant to the Bankruptcy Code or applicable non-bankruptcy law.

6. (i) The Prepetition Indebtedness constitutes the legal, valid and binding obligation of the Borrower and the Guarantor, enforceable in accordance with its terms; (ii) no objection, offset, defense or counterclaim of any kind or nature to the Prepetition Indebtedness exists, and the Borrower or the Guarantor shall not assert any claim, counterclaim, setoff or defense of any kind, nature or description that would in any way affect the validity, enforceability and non-avoidability of any of the Prepetition Indebtedness; and (iii) the Prepetition Indebtedness and any amounts previously paid to the Prepetition Agent or any Prepetition Lender on account thereof or with respect thereto, are not subject to avoidance, reduction, disallowance, impairment or subordination pursuant to the Bankruptcy Code or applicable non-bankruptcy law.

7. The Prepetition Agent (on its behalf and on behalf of the Prepetition Lenders) holds properly perfected security interests and Liens in and on the Prepetition Collateral by the filing of UCC-1 financing statements, mortgages and other required documents against the Borrower and such Prepetition Collateral with the proper state and county offices for the perfection of such security interests and Liens.

Subject to the time limitations specified in Paragraph 42 below, none of the foregoing acknowledgments or agreements by the Debtors contained in this Paragraph shall be binding on the Debtors’ estates, any Committee or any other party (other than the Debtors) and shall not affect or limit the rights of any Committee or any other party (other than the Debtors) to assert, pursue or otherwise allege any of the Claims and Defenses (as hereinafter defined) against the Prepetition Agent and the Prepetition Lenders in accordance with and subject to the terms of this Final Order.

H. An immediate and critical need exists for the Borrower to obtain funds and use cash collateral to continue the operation of its business. However, the use of “cash collateral,” as defined by section 363(a) of the Bankruptcy Code and including any and all prepetition and, subject to section 552 of the Bankruptcy Code, postpetition proceeds of the Prepetition Collateral (“Cash Collateral”), alone would be insufficient to meet the Borrower’s immediate postpetition liquidity needs. The Borrower is unable to obtain the required funds (i) in the forms of (w) unsecured credit or debt allowable under section 503(b)(1) of the Bankruptcy Code, (x) an administrative expense pursuant to section 364(a) or (b) of the Bankruptcy Code, (y) unsecured debt having the priority afforded by section 364(c)(l) of the Bankruptcy Code or (z) debt secured only as described in section 364(c)(2) or (3) of the

Bankruptcy Code or (ii) on terms more favorable than those offered by the Postpetition Lender under the DIP Financing Term Sheet, the Interim Order, this Final Order and all other agreements, documents, notes or instruments delivered pursuant hereto or thereto or in connection herewith or therewith, including, without limitation, the DIP Budget (as defined in the DIP Financing Term Sheet) and the collateral documents described in the DIP Financing Term Sheet (collectively, the “Postpetition Financing Documents”).

I. The Debtors have requested that, pursuant to the terms of the Postpetition Financing Documents, the Postpetition Lender make loans and advances and provide other financial accommodations to the Borrower, and that the Prepetition Lenders consent to the use of their Cash Collateral, to be used by the Borrower solely in accordance with the terms of the Postpetition Financing Documents. The ability of the Borrower to continue its business and reorganize under chapter 11 of the Bankruptcy Code depends upon the Borrower obtaining such financing and using such Cash Collateral. The Borrower will suffer immediate and irreparable harm if the requested postpetition financing is not available on a final basis. The Postpetition Lender is willing to extend the DIP Financing on a superpriority and first priority secured basis, as more particularly described herein, pursuant to the terms and conditions of the Postpetition Financing Documents. The Borrower’s and the Guarantor’s entry into the Postpetition Financing Documents is fair and reasonable and is a sound, prudent exercise of their respective business judgment consistent with their fiduciary duties. The Postpetition Financing Documents were negotiated at arm’s length and in good faith between the Borrower and the other Debtors and the Postpetition Lender and the loans and advances provided for in the Postpetition Financing Documents constitute reasonably equivalent value and fair consideration. Accordingly, the relief requested in the Motion is necessary, essential and appropriate for the continued operation of the

Borrower’s businesses, the management and preservation of its assets and properties, and the avoidance of irreparable harm to the Borrower, the operation of its business and the Borrower’s estate and is in the best interests of the Borrower, the Guarantor, and their respective estates and creditors.

J. In addition, the Postpetition Financing Documents provide, among other things, that (i) granting Liens in the Postpetition Collateral or Prepetition Collateral or any portion thereof to any other party pursuant to section 364 of the Bankruptcy Code or otherwise, (ii) using the Postpetition Collateral, Prepetition Collateral or Lender Funds except pursuant to the terms and conditions of the Postpetition Financing Documents and this Final Order, and (iii) incurring additional obligations having priority claims or Liens equal to or senior in priority to the Adequate Protection Liens (as defined herein), are Events of Default thereunder.

K. Based on the record before the Court, (i) the terms of the use of the Prepetition Lenders’ Cash Collateral as provided in this Final Order and (ii) the terms of the Postpetition Financing Documents, pursuant to which the postpetition loans, advances and other credit and financial accommodations will be made or provided to the Borrower by the Postpetition Lender, have been negotiated at arms’ length and in “good faith,” as that term is used in section 364(e) of the Bankruptcy Code, and are in the best interests of the Borrower, the Guarantor, their respective estates and creditors. The Postpetition Lender is extending the DIP Financing to the Borrower, and the Prepetition Agent and Prepetition Lenders are permitting the use of their Cash Collateral, in good faith, and the Postpetition Lender is entitled to the benefits of the provisions of section 364(e) of the Bankruptcy Code.

L. It is in the best interests of the Borrower’s estate that it be allowed to finance its operations and use Cash Collateral under the terms and conditions set forth herein and in the Postpetition Financing Documents. The relief requested by the Motion is necessary to avoid immediate and irreparable harm to the Borrower’s estate, and good, adequate and sufficient cause has been shown to justify the granting of the relief requested herein, and the entry of this Final Order.

M. The Prepetition Agent and the Prepetition Lenders are prepared to consent to the Borrower’s use of the Prepetition Lenders’ Cash Collateral and the granting of the Postpetition Liens (as hereinafter defined) in the Prepetition Collateral solely on the terms and conditions set forth in this Final Order, including the approval and payment of the Adequate Protection Payments and the granting of the Adequate Protection Liens (as defined herein), and the Postpetition Financing Documents. The adequate protection provided herein to the Prepetition Agent and the Prepetition Lenders and other benefits and privileges contained herein are consistent with and authorized by the Bankruptcy Code and are necessary to obtain the consent or non-objection of such parties.

N. The consent of the Prepetition Agent and the Prepetition Lenders to the priming of their Prepetition Liens by the Postpetition Liens (as hereinafter defined) is limited to such priming occurring pursuant to the Postpetition Financing Documents, and shall not extend to any other postpetition financing or to any modified version of the Postpetition Financing Documents (except to the extent modified in this Final Order and only to the extent the Prepetition Agent and the Required Banks (as defined in the Prepetition Credit Agreement) consent to such modification).

O. The Postpetition Liens (as defined herein) granted pursuant to this Final Order to the Postpetition Lender, are appropriate under section 364(d) of the Bankruptcy Code because, among other things: (i) such security interests and liens do not impair the interests of any holder of a valid, perfected, prepetition security interest or lien in the property of the Borrower’s or the Guarantor’s estate, and/or (ii) the holders of such valid, perfected, prepetition security interests and liens have consented to the security interests and priming liens granted pursuant to this Final Order to the Postpetition Lender.

P. Good cause has been shown for the entry of this Final Order pursuant to the Bankruptcy Rules. The permission granted herein for the Borrower and the Guarantor to execute the Postpetition Financing Documents, for the Borrower to continue using Cash Collateral, and for the Borrower to obtain financing, including on a priming lien basis, is necessary to avoid immediate and irreparable harm to the Borrower, the Guarantor and their respective estates. Entry of this Final Order is in the best interest of the Borrower, the Guarantor, and their respective estates and creditors.

NOW, THEREFORE, IT IS HEREBY ORDERED:

1. Motion Granted. The Motion is granted on the terms and conditions set forth herein. Any objections to the relief sought in the Motion that have not been previously resolved or withdrawn are hereby overruled on their merits. This Final Order shall become effective immediately upon its entry. To the extent the terms of the other Postpetition Financing Documents differ in any material respect from the terms of this Final Order, this Final Order shall control.

2. Postpetition Financing Documents. The Borrower is hereby (i) authorized to enter into the DIP Financing Term Sheet and the other Postpetition Financing Documents, and (ii) authorized to borrow funds up to the Interim Amount of $3,000,000.00 following the entry of the Interim Order and, following the entry of this Final Order, up to an aggregate amount of $3,000,000.00, incur debt, reimbursement obligations and other obligations, grant Liens, make deposits, provide indemnities and otherwise perform its obligations in accordance with the terms and conditions of the Postpetition Financing Documents; provided, however, in no event shall Postpetition Lender be required to fund more than the Borrower’s Allocated Share (as hereinafter defined) of overhead, professional fees and other expenses shared with Non-USBIO Debtors. The Postpetition Financing Documents may be amended, modified, supplemented or the provisions thereof waived in accordance with their terms, without further order of this Court or notice to any party; provided, however, that the U.S. trustee and the Committee shall have been given five (5) days written notice of any amendment, modification or supplement and shall not have raised an objection prior to any such amendment, modification or supplement becoming effective. All obligations owed to the Postpetition Lender under, or in connection with, the Postpetition Financing Documents, including, without limitation, all loans, advances, other indebtedness, obligations and amounts (contingent or otherwise) owing from time to time under or in connection with the Postpetition Financing Documents, and any and all other obligations at any time incurred by the Borrower or the Guarantor to the Postpetition Lender are defined and referred to herein as the “Postpetition Obligations.”

3. Guarantor. The Guarantor is hereby (i) authorized to enter into the DIP Financing Term Sheet and the other applicable Postpetition Financing Documents, (ii) deemed to have irrevocably guaranteed the payment and performance of the Borrower’s Postpetition Obligations and to have granted the Postpetition Lender a security interest in all of the Guarantor’s prepetition and postpetition assets to secure such guarantee, and (iii) authorized to incur debt, reimbursement obligations and other obligations, make deposits, provide indemnities and otherwise perform its obligations in accordance with the terms and conditions of the Postpetition Financing Documents.

4. Conditions Precedent. The Postpetition Lender shall have no obligation to lend under the DIP Financing Term Sheet unless and until the conditions precedent set forth therein have been satisfied.

5. Use of Cash Collateral. Subject to the terms and conditions set forth in this Final Order, the Borrower is authorized, pursuant to section 363(c)(2)(B) of the Bankruptcy Code, to use the Prepetition Lenders’ Cash Collateral for the period of time from the date of the Interim Order until the occurrence of a “Termination Event,” which shall mean the earliest to occur of (i) the occurrence of the Maturity Date, (ii) the determination by the Postpetition Lender to terminate the DIP Financing following the occurrence of an Event of Default, (iii) the date on which this Final Order is not in full force and effect, (iv) the date on which any Cash Collateral is not expended in accordance with the provisions of this Final Order, or the DIP Budget (as in effect on the date hereof) or the DIP Financing Term Sheet (as in effect on the date hereof), (v) the date on which the Borrower seeks or receives authorization from this Court to borrow more than the principal amount of $3,000,000.00 (inclusive of borrowings authorized under the Interim Order) under the Postpetition Financing Documents or any other financing arrangements prior to, on or after entry of this Final Order without being authorized, directed and required, as a condition to such additional borrowings, to immediately and indefeasibly repay and satisfy in full, in cash all of the Postpetition Obligations from the proceeds of such additional borrowings, (vi) the date on which the Borrower’s or the Guarantor’s Chapter 11 Case is converted to a case under chapter 7 of the Bankruptcy Code, (vii) the date on which a trustee or examiner with expanded powers is appointed in the Borrower’s or the Guarantor’s Chapter 11 Case, or (viii) the date on which the Borrower or the Guarantor fails to make any payments to the Prepetition Lenders when due in accordance with this Final Order.

6. Limitation on Use of Cash Collateral. Notwithstanding anything herein to the contrary and except as permitted by Paragraph 28 herein, for so long as the Borrower is authorized to use the Prepetition Lenders’ Cash Collateral, no Cash Collateral of the Prepetition Lenders may be used directly or indirectly by the Borrower, any Committee or any other Debtor or other person or entity to object to or contest in any manner the Prepetition Indebtedness or Prepetition Liens, or to assert or prosecute any actions, claims or causes of action (including, without limitation, any claims or causes of action under chapter 5 of the Bankruptcy Code) against any of the Prepetition Agent or Prepetition Lenders without the consent of the applicable Prepetition Agent and the Prepetition Lenders.

7. Binding Effect. Upon the entry of this Final Order, the DIP Financing Term Sheet, and, subject to this Final Order, upon execution and delivery of the other Postpetition Financing Documents, the DIP Financing Term Sheet and the other Postpetition Financing Documents, respectively, shall constitute valid and binding obligations of the Borrower and, as applicable, the Guarantor, enforceable against the Borrower or the Guarantor, as applicable, in accordance with their terms. No obligation, payment, transfer or grant of security under this Final Order or the other Postpetition Financing Documents shall be stayed, restrained, voided or recovered under the Bankruptcy Code or any applicable nonbankruptcy law, or subjected to any defense, reduction, setoff, recoupment or counterclaim.

8. Adequate Protection Payments. As such term is used in this Final Order, “Adequate Protection Payments” means payments made by the Borrower or the Guarantor subject to the right of any interested party other than the Debtors to later assert that such payments should be reallocated to principal pursuant to section 506 of the Bankruptcy Code, to (i) pay accrued and unpaid interest on the Prepetition Indebtedness at the times and at the rate specified in the Prepetition Credit Agreement (other than the Default Rate as defined in the Prepetition Credit Agreement), and (ii) reimburse all pre- and postpetition reasonable costs and expenses, including but not limited to any reasonable attorneys’, accountants’, financial advisors’ and other fees and expenses that are chargeable or reimbursable pursuant to the Prepetition Credit Agreement or any other Prepetition Financing Document, of the Prepetition Agent under the Prepetition Credit Agreement. Counsel for the Postpetition Lender shall submit summaries of their invoices (generally describing work performed but excluding detailed time entries) to the U.S. Trustee and counsel for the Committee at the same time their invoices are submitted to the Prepetition Lender. The U.S. Trustee and the Committee shall have 10 calendar days from receipt of such invoice summaries to file an objection to them with the Court. If no objection is timely filed, the fees and expenses will be deemed reasonable and shall be promptly paid by the Borrower or the Guarantor.

9. Additional Adequate Protection Liens and Claims.

(a) If the Postpetition Lender pays or funds the Borrower’s payment of any portion of a Non-USBIO Debtor’s pro rata share, determined based on such Debtor’s nameplate production capacity divided by the aggregate nameplate production capacity of all Debtors (“Debtor’s Allocated Share”), of the general, administrative, and overhead expenses of all of the Debtors, or subject to the provisions of Paragraph 27 hereof for such Debtor’s Allocated Share of fees and expenses payable to Professionals (as defined herein), such payment or funding will automatically create a reimbursement obligation in favor of the Postpetition Lender that is absolutely and undisputedly owed to the Postpetition Lender by the Non-USBIO Debtor (each a “Reimbursement Obligation”). For purposes of this Paragraph 9, the term “Non-USBIO Debtor” means any Debtor that is not VeraSun Dyersville, LLC, VeraSun Janesville, LLC, VeraSun Hankinson, LLC, VeraSun Ord, LLC, VeraSun Central City, LLC, VeraSun Albert City, LLC or VeraSun Woodbury, LLC. For purposes of this Paragraph 9, “ASA DIP Facility” means that certain secured postpetition debtor-in-possession loan being provided to ASA Albion, LLC, ASA Bloomingburg, LLC, ASA Linden, LLC and ASA OpCo Holdings, LLC by WestLB AG, New York Branch, acting as Administrative Agent, Lead Arranger and Sole Lead Bookrunner for itself and a syndicate of financial instututions party thereto (the “ASA DIP Lenders”); and “VSE DIP Facility” means that certain secured postpetition debtor-in-possession loan in the aggregate principal amount of $196.54 million being provided to VeraSun Energy Corporation and the other Debtors party to that certain Priming Superpriority Debtor-In-Possession Credit Agreement dated November 28, 2008 by and among such Debtors, Wayzata Opportunities Fund II, LP, Wayzata Opportunities Fund Offshore II, LP, Trillogy Portfolio Company, LLC, Trilogy Special Situations Master Fund, Ltd., Mariner LDC, AIG Global Investments Corp. and AIG SunAmerica Asset Management Corp., et al. (the “VSE DIP Lenders”)

(b) As security for the full and timely payment and performance of all Reimbursement Obligations as and when due, each such payment of a Debtor’s Allocated Share will at all times in each case, be subject to the Carve-Out: (i) pursuant to section 364(c)(1) of the Bankruptcy Code, be entitled to a superpriority claim with priority over any and all other claims (other than (w) the postpetition Liens of the ASA DIP Lenders under the ASA DIP Facility and the VSE DIP Lenders under the VSE DIP Facility, (x) the prepetition Liens and any Liens junior to such prepetition Liens on such Non-USBIO Debtor’s postpetition collateral and prepetition collateral, (y) claims (if any) granted in favor of the ASA DIP Lenders under the ASA DIP Facility and the VSE DIP Lenders under the VSE DIP Facility, and (z) superpriority claims granted in connection with adequate protection Liens with respect to prepetition Liens that are primed or cash collateral that is utilized and any Liens permitted under the financing documents relating thereto that are permitted to be senior to any ASA DIP Facility or the VSE DIP Facility) against such Non-USBIO Debtor, now existing or hereafter arising, of any kind whatsoever, including any and all administrative expenses or other claims of the kind specified in or arising under sections 105, 326, 328, 330, 331, 503(b), 506(c), 507, 546(c), 726, 1113 or 1114 of the Bankruptcy Code, whether or not such expenses or claims may become secured by a judgment Lien or other non-consensual Lien, levy or attachment, and shall at all times be senior to the rights of such Non-USBIO Debtor, such Non-USBIO Debtor’s estate and any successor trustee, estate representative or any creditor, in the Chapter 11 Cases or any subsequent cases or proceedings under the Bankruptcy Code; (ii) pursuant to section 364(c)(2) of the Bankruptcy Code, be secured by a perfected first priority Lien on all prepetition collateral and postpetition collateral of such Non-USBIO Debtor that is not subject to a valid Lien in existence on the Petition Date, that (A) was perfected and non-avoidable on the Petition Date or (B) is subsequently perfected pursuant to section 546(b) of the Bankruptcy Code, which Lien shall be junior in priority only to Liens (if any) granted pursuant to sections 364(c)(2), 364(c)(3) or 364(d)(1) of the Bankruptcy Code in favor of the VSE DIP Lenders or the ASA DIP Lenders, as the case may be, and any adequate protection Liens with respect to prepetition Liens that are primed, or cash collateral that is utilized and any Liens permitted under the financing documents relating thereto that are permitted to be senior to any ASA DIP Facility or VSE DIP Facility; (iii) pursuant to section 364(c)(3) of the Bankruptcy Code, be secured by a perfected junior Lien (together with the Lien granted pursuant to the preceding subparagraph (ii), the “Allocated Share Liens”) on all prepetition collateral and postpetition collateral that is subject and subordinate to a valid Lien in existence on the Petition Date, that (A) was perfected and non-avoidable on the Petition Date or (B) is subsequently perfected pursuant to section 546(b) of the Bankruptcy Code, which Lien shall be subject and subordinate to Liens (if any) granted pursuant to sections 364(c)(2), 364(c)(3) or 364(d)(1) of the Bankruptcy Code in favor of the VSE DIP Lenders or the ASA DIP Lenders, as the case may be, and any adequate protection Liens with respect to prepetition Liens that are primed or cash collateral that is utilized and any Liens permitted under the financing documents relating thereto that are permitted to be senior to any ASA DIP Facility or VSE DIP Facility; and (iv) be subject to the absolute right of the Postpetition Lender and the Borrower to set off the amount of any indebtedness or other obligation owed to such Non-USBIO Debtor by the Borrower against the amount of all Reimbursement Obligations owed to the Postpetition Lender or the Borrower by such Non-USBIO Debtor.

(c) In the event that any NON-USBIO Debtor disputes the asserted amount of any Reimbursement Obligation, such NON-USBIO Debtor shall promptly pay or satisfy in accordance with the postpetition financing documents the portion of the NON-USBIO Debtor’s Reimbursement Obligation that is not disputed, and promptly thereafter submit the dispute to the Bankruptcy Court for resolution.

(d) The superpriority claims and Allocated Share Liens shall not be satisfied or payable from any causes of action arising under chapter 5 of the Bankruptcy Code or any proceeds thereof.

(e) In the event of a sale of any prepetition collateral or postpetition collateral pursuant to which all Liens that are senior in priority to the Allocated Share Liens on such prepetition collateral or postpetition collateral are released by the holders of such Liens, the Allocated Share Liens shall be deemed to be automatically released.

(f) Notwithstanding anything in this Final Order or the other Postpetition Financing Documents to the contrary, the Postpetition Lender and the Prepetition Lenders acknowledge that the Borrower, the Postpetition Collateral and the Prepetition Collateral may be subject to claims and Liens in favor of the VSE DIP Lenders or the ASA DIP Lenders that are of the same types and amounts as the Reimbursement Obligations and: (i) that are junior to (w) the Postpetition Liens, (x) the Prepetition Liens and any Liens junior to such Prepetition Liens, (y) the superpriority claims granted in favor of the Postpetition Lender, and (z) the superpriority claims granted in connection with Adequate Protection Liens with respect to Prepetition Liens that are primed or Cash Collateral that is utilized and any Liens permitted under the financing documents relating thereto that are permitted to be senior to the DIP Financing, now existing or hereafter arising, of any kind whatsoever; and (ii) which Liens shall be junior in priority only to Liens granted pursuant to sections 364(c)(2), 364(c)(3) or 364(d)(1) of the Bankruptcy Code in favor of the Postpetition Lenders, and the Adequate Protection Liens with respect to the Prepetition Liens that are primed, or cash collateral that is utilized and any Liens permitted under the financing documents relating thereto that are permitted to be senior to DIP Financing.

(g) The Postpetition Lender, with respect only to the Liens granted in this Paragraph 9, shall not (i) contest, protest, or object to any motion for relief from the automatic stay filed by the holders of liens senior to such silent liens, (ii) contest, protest or object to any foreclosure proceeding or action brought by the holders of liens senior to such silent liens or any other exercise by the holders of liens senior to such silent liens of any rights and remedies relating to the collateral subject to such senior liens or otherwise, (iii) object to the forbearance by holders of the senior liens from bringing or pursuing any foreclosure proceeding, claim or action or any other exercise of any rights or remedies relating to the collateral subject to the senior liens or otherwise, (iv) oppose or vote against any plan of reorganization for which the holders of senior liens vote in favor, or (v) take any action that would impede or impair the rights or remedies of the holders of liens senior to such silent liens with respect to such liens or claim secured by such liens.

10. Use of Lender Funds. The Borrower shall use Cash Collateral and the loans or advances made under, or in connection with, the DIP Financing Term Sheet and the other Postpetition Financing Documents for the period of time from the date hereof until the occurrence of a Termination Event, solely as provided in this Final Order or in the DIP Financing Term Sheet and the other Postpetition Financing Documents. From and after the Petition Date, amounts loaned and advanced under, or in connection with, the DIP Financing Term Sheet and the other Postpetition Financing Documents (the “Postpetition Loans”) and all proceeds of the Postpetition Collateral and Prepetition Collateral, including, without limitation, all of the Borrower’s existing or future cash and Cash Collateral (collectively, the “Lender

Funds”), shall not, directly or indirectly, be used to pay expenses of the Borrower or any of the other Debtors or otherwise disbursed except (i) to make the Adequate Protection Payments, (ii) for those expenses and/or disbursements that are expressly permitted under the DIP Financing Term Sheet and the other Postpetition Financing Documents and any DIP Budget approved by the Postpetition Lender (as such DIP Budget may be extended, varied, supplemented or otherwise modified in accordance with the provisions of the DIP Financing Term Sheet and the other Postpetition Financing Documents), (iii) for compensation and payment of fees and expenses owed to the Postpetition Lender, including, without limitation, any reasonable fees relating to attorneys, accountants, financial advisors, appraisers, and counsel for each participant lender in the Postpetition Loan, and other fees and expenses that are chargeable or reimbursable pursuant to the DIP Financing Term Sheet and this Final Order or the other Postpetition Financing Documents, of the Postpetition Lender in accordance with the DIP Financing Term Sheet and the other Postpetition Financing Documents, (iv) for payment of the Borrower’s pro rata share, determined based on the Borrower’s nameplate production capacity divided by the aggregate nameplate capacity of all Debtors (“Borrower’s Allocated Share”), of the general, administrative, and overhead expenses of all of the Debtors, and (v) subject to the provisions of Paragraph 27 hereof, for the Borrower’s Allocated Share of fees and expenses payable to professionals retained by the Borrower or any Committee and approved by the Bankruptcy Court pursuant to sections 330 or 331 of the Bankruptcy Code (collectively, the “Professionals”); provided, however, that the foregoing shall not be construed as consent to the allowance of any of the amounts referred to in the preceding clause (iv) and shall not affect the right of any party in interest to object to the allowance and payment of any such amounts.

11. Limitation on Use of Lender Funds. Notwithstanding anything herein to the contrary and except as permitted by Paragraph 28 herein, no Lender Funds may be used directly or indirectly by the Borrower or any of the other Debtors, any Committee or any other person or entity to (i) object to or contest in any manner the Postpetition Obligations, the Postpetition Liens, the Prepetition Indebtedness, the Prepetition Liens, or Liens granted to the Prepetition Agent hereunder, (ii) assert or prosecute any actions, claims or causes of action (including, without limitation, any claims or causes of action under chapter 5 of the Bankruptcy Code) against any of the Postpetition Lender, the Prepetition Lenders or the Prepetition Agent, (iii) seek authorization for any party to use any of the Cash Collateral of the Postpetition Lender without the consent of the Postpetition Lender, (iv) obtain Liens that are senior to, or on a parity with, or junior (except as otherwise provided in Paragraph 9), to the Liens of the Postpetition Lender or the Prepetition Agent in the Postpetition Collateral or the Prepetition Collateral of the Borrower, as applicable, or any portion thereof, or (v) obtain Liens that are senior to or on a parity with the Liens of the Postpetition Lender in the Postpetition Collateral of the Guarantor or any portion thereof.

12. Additional Agreements. In addition to complying with all provisions of the DIP Financing Term Sheet, the other Postpetition Financing Documents, and the Final Order, the Borrower is hereby authorized and directed to enter into any additional agreements providing for the establishment of lockboxes, blocked accounts or similar arrangements requested by the Postpetition Lender for purposes of facilitating cash collections from the Borrower in accordance with the terms of the DIP Financing Term Sheet and the other Postpetition Financing Documents; provided, however, the Committee shall have been given five (5) days written notice of any such agreements and shall not have raised an objection prior to any such agreement becoming effective.

13. Sections 506(c) and 552(b). (i) The Postpetition Lender shall be entitled to all of the rights and benefits of section 552(b) of the Bankruptcy Code, and the “equities of the case” exception under section 552(b) of the Bankruptcy Code shall not apply to the Postpetition Lender with respect to proceeds, products, offspring or profits of any of the Postpetition Collateral or the Prepetition Collateral, and (ii) no costs or expenses of administration which have been or may be incurred in the Chapter 11 Cases at any time shall be charged against the Postpetition Collateral or the Prepetition Collateral, the Prepetition Agent, the Prepetition Lenders, the Postpetition Lender, or any of their respective claims pursuant to Sections 105 or 506(c) of the Bankruptcy Code, or otherwise (except as provided in Paragraph 9), without the prior written consent, as applicable, of the Prepetition Agent, the Prepetition Lenders, or the Postpetition Lender, and no such consent shall be implied from any other action, inaction, or acquiescence by any such agents or lenders.

14. Interest. Interest on the Postpetition Obligations shall be secured in the manner specified in Paragraph 17 herein, shall accrue at the rates (including any default rates), and shall be paid in accordance with the terms and provisions of the Postpetition Financing Documents.

15. Costs, Expenses and Fees. Subject to Paragraph 39 herein, any and all reasonable costs, expenses and fees paid or required to be paid to the Postpetition Lender, including fees relating to financial advisors, appraisers, counsel and local counsel for the Postpetition Lender, and counsel for each participant lender in the Postpetition Loan, in connection with the DIP Financing Term Sheet and the other Postpetition Financing Documents are hereby authorized and shall be paid in accordance with the terms and provisions of the DIP Financing Term Sheet and the other Postpetition Financing Documents.

16. Priority of Postpetition Obligations. All Postpetition Obligations (subject only to the Carve-Out (as defined below)) hereby constitute, under section 364(c)(1) of the Bankruptcy Code, allowed superpriority administrative expense claims against the Borrower and the Guarantor having priority over all administrative expenses of the kind specified in, or ordered pursuant to, any provision of the Bankruptcy Code, including, without limitation, those specified in, or ordered pursuant to, sections 105, 326, 328, 330, 365, 503(b), 507(a), 507(b), 546(c), 726 and 1114 of the Bankruptcy Code, or otherwise (whether incurred in the Chapter 11 Cases or following any conversion thereof to a case under chapter 7 of the Bankruptcy Code or any other proceeding related hereto or thereto), which superpriority claims shall, subject to the Carve-Out, be payable from and have recourse to all prepetition and postpetition property of the Borrower, the Guarantor and all proceeds thereof, excluding any avoidance actions under chapter 5 of the Bankruptcy Code and the proceeds thereof.

17. Postpetition Liens. As security for the Postpetition Obligations, the Postpetition Lender is hereby granted valid, binding, enforceable, first priority and perfected Liens (the “Postpetition Liens”) in the Postpetition Collateral and the Prepetition Collateral. Subject to the Carve-Out, the Postpetition Liens (A) shall constitute first priority liens in and to all Postpetition Collateral and Prepetition Collateral pursuant to section 364(c)(2) of the Bankruptcy Code; (B) shall (x) be senior to and prime the Prepetition Liens and any Liens, setoff rights or recoupment rights junior to such Prepetition Liens on the Borrower’s Postpetition and Prepetition Collateral (including without limitation any liens of Fagen, Inc.), (y) be senior to and prime all other postpetition liens on the Guarantor’s Postpetition Collateral, and (z) be senior to and prime all Adequate Protection Liens (as defined herein) ((x), (y) and (z) above, collectively, the “Primed Liens”) pursuant to section 364(d)(1) of the Bankruptcy Code; and (C) shall be immediately junior in priority to any and all valid, perfected, enforceable and non-avoidable Liens, setoff rights or recoupment rights (other than the Primed Liens) (including without limitation any liens of Fagen, Inc.) on assets of the Borrower or the Guarantor in existence as of the Petition Date with priority over the Prepetition Liens and the Prepetition Lenders where such Prepetition Liens were properly perfected prior to the Petition Date or for which perfection relates back under Section 546(b) of the Bankruptcy Code (collectively, the “Non-Primed Liens”), pursuant to section 364(c)(3) of the Bankruptcy Code. No other person or entity shall receive or be granted any Liens of any type or nature, whether senior to, on parity with, or junior (except as provided in Paragraph 9), to the Postpetition Liens, on any of the Borrower’s Postpetition Collateral or Prepetition Collateral, except only Permitted Liens (as defined in the Prepetition Credit Agreement), and no other person or entity shall receive or be granted any Liens of any type or nature, whether senior to or on parity with the Postpetition Liens on any of the Guarantor’s Postpetition Collateral.

18. Additional Documents. The Borrower and the Guarantor shall execute and deliver to the Postpetition Lender all such agreements, financing statements, instruments and other documents as the Postpetition Lender may reasonably request to evidence, confirm, validate or perfect the Liens granted pursuant hereto.

19. Liens Valid. All Liens granted herein and in the other Postpetition Financing Documents to or for the benefit of the Postpetition Lender shall pursuant to this Final Order be, and they hereby are, valid, enforceable and perfected, effective as of the Petition Date, and (notwithstanding any provisions of any agreement, instrument, document, the Uniform

Commercial Code or any other relevant law or regulation of any jurisdiction) no further notice, filing or other act shall be required to effect such perfection, and all Liens on deposit accounts or securities accounts shall, pursuant to this Final Order be, and they hereby are, deemed to confer “control” for purposes of sections 8-106, 9-104 and 9-106 of the applicable Uniform Commercial Code as in effect as of the date hereof in favor of the Postpetition Lender; provided, however, that if the Postpetition Lender shall, in its sole discretion, choose to require the execution of and/or filing (as applicable) of any such mortgages, financing statements, notices of Liens and other similar instruments and documents, all such mortgages, financing statements, notices of Liens or other similar instruments and documents shall be deemed to have been executed, filed and/or recorded at the time and on the date of the Petition Date. Each and every federal, state and local government agency or department may accept the entry by this Court of this Final Order as evidence of the validity, enforceability and perfection on the Petition Date of the Liens granted herein, in the DIP Financing Term Sheet, and the other Postpetition Financing Documents to the Postpetition Lender; provided, further that, with the exception of priming the Prepetition Liens, nothing herein is intended to affect the validity, enforceability or perfection of the Prepetition Liens, which validity, enforceability or perfection (if any) shall be preserved.

20. Priority of Liens. Subject to the Carve-Out and except as provided in Paragraph 17, the Postpetition Liens shall not be (i) subject to any Lien that is avoided and preserved for the benefit of the Debtors’ estates under section 551 of the Bankruptcy Code or (ii) subordinated to or made pari passu with any other Lien under section 364(d) of the Bankruptcy Code or otherwise. An Event of Default shall occur if any claim or Lien (other than the Carve-Out) having a priority superior to, on parity with, or junior (except as otherwise provided in Paragraph 9) to those granted by this Final Order on the Borrower’s Prepetition or

Postpetition Collateral, or having a priority superior to or on parity with those granted by this Final Order on the Guarantor’s Postpetition Collateral, with respect to the Postpetition Obligations shall be granted or allowed prior to the indefeasible payment in full in cash of the Postpetition Obligations and until the Adequate Protection Payments have been indefeasibly made.

21. Priority to Adequate Protection Liens. Notwithstanding anything to the contrary herein, in the DIP Financing Term Sheet or in any other Postpetition Financing Document, or in any Prepetition Financing Document, subject to the Carve-Out, the Postpetition Liens and the superpriority claims granted to the Postpetition Lender hereunder and under the DIP Financing Term Sheet and the other Postpetition Financing Documents are and shall be at all times (including, without limitation, after the occurrence of a Termination Event) senior and prior in all respects to the Adequate Protection Liens (as hereinafter defined), all other Liens securing any Prepetition Indebtedness, in all cases, whether granted under this Final Order, the Prepetition Financing Documents, or otherwise, and any other obligations in respect of adequate protection and all other claims held by the Prepetition Agent and Prepetition Lenders (including, without limitation any superpriority claims), in each case, whether arising under or related to the Prepetition Financing Documents, the Interim Order, this Final Order or otherwise.

22. Survival of Liens. The obligations of the Borrower and the Guarantor in respect of the Postpetition Obligations, and the claims and Liens granted to or for the benefit of the Postpetition Lender, the Prepetition Lenders and the Prepetition Agent pursuant to this Final Order, the DIP Financing Term Sheet and the other Postpetition Financing Documents, shall not be discharged by the entry of an order (a) confirming a chapter 11 plan in the Borrower’s or the Guarantor’s Chapter 11 Case or (b) converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code. The DIP Financing Term Sheet and the other Postpetition Financing Documents provide that an Event of Default shall occur if any chapter 11 plan in the Borrower’s or the Guarantor’s Chapter 11 Case is confirmed and becomes effective unless such plan provides that the Postpetition Obligations shall be paid in full in cash on or before the effective date of such plan, unless the Postpetition Lender shall otherwise consent in writing prior to the effective date of such plan.

23. Survival After Dismissal. An Event of Default shall occur if any Debtor seeks an order dismissing the Borrower’s or the Guarantor’s Chapter 11 Case without the consent of the Postpetition Lender and prior to the indefeasible payment in full in cash and satisfaction in the manner provided in the DIP Financing Term Sheet and the other Postpetition Financing Documents of all obligations and indebtedness owing to the Postpetition Lender. If an order dismissing the Borrower’s or the Guarantor’s Chapter 11 Case under section 1112 of the Bankruptcy Code or otherwise is at any time entered, such order shall provide (in accordance with sections 105 and 349(b) of the Bankruptcy Code) that (i) the claims and Liens granted pursuant to this Final Order to the Postpetition Lender shall continue in full force and effect and shall maintain their priorities as provided in this Final Order until all obligations in respect thereof shall have been indefeasibly paid in full in cash and satisfied in the manner provided in the DIP Financing Term Sheet and the other Postpetition Financing Documents (and that such claims and Liens shall, notwithstanding such dismissal, remain binding on all parties in interest), and (ii) the claims and Liens granted pursuant to this Final Order to or for the benefit of the Prepetition Agent and Prepetition Lenders shall continue in full force and effect and shall maintain their priorities as provided in this Final Order (and that such claims and Liens shall, notwithstanding such dismissal, remain binding on all parties in interest).

24. Survival After Conversion. The provisions of this Final Order, including the grant of claims and Liens to or for the benefit of the Postpetition Lender, the Prepetition Agent and the Prepetition Lenders, and any actions taken pursuant hereto shall survive the entry of any order converting the Borrower’s or the Guarantor’s Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code.

25. Survival of Lien Priority. Based on the findings set forth in this Final Order and in accordance with section 364(e) of the Bankruptcy Code, in the event that any or all of the provisions of this Final Order, the DIP Financing Term Sheet, or any other Postpetition Financing Documents are hereafter modified, amended or vacated by a subsequent order of this or any other Court, no such modification, amendment or vacation shall affect the validity, enforceability or priority of any Lien or claim authorized or created hereby or thereby or any Postpetition Obligations incurred hereunder or thereunder. Notwithstanding any such modification, amendment or vacation, any Postpetition Obligations incurred and any claim granted to the Postpetition Lender hereunder or under the DIP Financing Term Sheet, or the other Postpetition Financing Documents arising prior to the effective date of such modification, amendment or vacation shall be governed in all respects by the original provisions of this Final Order, the DIP Financing Term Sheet and the other Postpetition Financing Documents, and the Postpetition Lender shall be entitled to all of the rights, remedies, privileges and benefits, including the Liens and priorities granted herein and therein, with respect to any such Postpetition Obligations and claim.

26. Survival of Final Order. The provisions of this Final Order and any actions taken pursuant hereto shall survive entry of any order which may be entered (i) confirming any plan of reorganization in these Chapter 11 Cases if the Postpetition

Obligations have not been indefeasibly paid in full, (ii) converting any or all of these Chapter 11 Cases to a case or cases under chapter 7 of the Bankruptcy Code, or (iii) dismissing any or all the Chapter 11 Cases, and the terms and provisions of this Final Order, including, but not limited to, the financing protections granted hereunder, shall continue in full force and effect notwithstanding the entry of such order, and such protections shall retain their effect as provided by this Final Order until all obligations of the Borrower pursuant to this Final Order are indefeasibly paid in full and discharged (such payment being without prejudice to any terms or provisions contained in this Final Order which survive such discharge by its terms).

27. Carve-Out. The claims granted hereunder to the Postpetition Lender, the Postpetition Liens and any claims or Liens ranking pari passu with or junior (including the claims and Liens provided for in Paragraph 9) in priority to such claims of the Postpetition Lender and the Postpetition Liens shall be subject to payment of the Carve-Out. As used in this Final Order, “Carve-Out” means the sum of (i) all fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee pursuant to 28 U.S.C. § 1930 in the Borrower’s Chapter 11 Case, plus (ii) $167,000.00, plus (iii) the aggregate amount of the Borrower’s Allocated Share of any budgeted, accrued, but unpaid, fees and expenses of the Professionals existing as of the Carve-Out Date to the extent previously or subsequently approved by the Bankruptcy Court; provided that the Carve-Out may only be used for the payment of the Borrower’s Allocated Share of fees and expenses of Professionals. Prior to the Carve-Out Date, subject to entry of an appropriate order of the Bankruptcy Court (in form and substance reasonably acceptable to the Postpetition Lender), the Borrower shall be permitted to use proceeds of the Postpetition Loans to pay the Borrower’s Allocated Share of compensation and reimbursement of budgeted expenses allowed and payable to Professionals under sections

330 and 331 of the Bankruptcy Code in accordance with the DIP Financing Term Sheet, the DIP Budget, and the Carve-Out shall not be reduced by the amount of any compensation or reimbursement of costs and expenses accrued, incurred, awarded or paid prior to the occurrence of the Carve-Out Date; provided, further that, notwithstanding the foregoing, following the Carve-Out Date, any amounts paid to Professionals by any means will reduce the Carve-Out on a dollar-for-dollar basis; and provided, further, that nothing herein shall be construed to impair the ability of any party to object to any of the fees, expenses, reimbursement, or compensation sought by the Professionals. As used herein “Carve-Out Date” means the date that is the earlier of (x) the Borrower’s receipt of a written notice of an Event of Default from the Postpetition Lender (with a copy to be sent to counsel for the Committee) under the DIP Financing Term Sheet or any other Postpetition Financing Documents or (y) the Maturity Date. The Postpetition Lender shall be entitled to maintain reserves against borrowing availability on account of the Carve-Out as may be more fully provided in the DIP Financing Term Sheet and the other Postpetition Financing Documents.

28. Limitation on Use of Postpetition Loans, Carve-Out or Cash Collateral. None of the Postpetition Loans, Carve-Out or Cash Collateral may be used to challenge the amount, validity, perfection, priority or enforceability of, or assert any defense, counterclaim or offset to the DIP Financing Term Sheet or the other Postpetition Financing Documents and the Prepetition Financing Documents or the claims, security interests and liens of the Postpetition Lender, the Prepetition Agent or the Prepetition Lenders with respect thereto or otherwise to litigate (including, without limitation, commencing adversary proceedings, motions, contested matters, arbitrations, mediations, or other similar proceedings) against any of the Postpetition Lender or the Prepetition Lenders. Notwithstanding the foregoing, the Committee may spend up to an aggregate amount not to exceed $33,300 of the Carve-Out to investigate any potential claims against the Prepetition Agent or Prepetition Lenders, and any potential defenses to their claims, security interests, and liens.

29. Proceeds of Subsequent Financing or Sale. If at any time prior to the repayment in full of all Postpetition Obligations, including subsequent to the confirmation of any plan in the Borrower’s or the Guarantor’s Chapter 11 Case, the Borrower, the Guarantor, or any trustee or any examiner with expanded powers or any responsible officer subsequently appointed in the Borrower’s or the Guarantor’s Chapter 11 Case, shall obtain credit or incur debt pursuant to section 364(b), 364(c) or 364(d) of the Bankruptcy Code in violation of the terms of the Interim Order or this Final Order or shall receive proceeds from a sale of any Postpetition Collateral or Prepetition Collateral pursuant to section 363(b) of the Bankruptcy Code, then, subject to the Non-Primed Liens, the Carve-Out and the provisions of Paragraph 9, all of the cash proceeds derived from such credit, debt, or sale shall immediately be turned over to the Postpetition Lender for reduction of the Postpetition Obligations under the DIP Financing Term Sheet and the other Postpetition Financing Documents. Upon the full and final satisfaction of the obligations under the DIP Financing Term Sheet and the other Postpetition Financing Documents, excess proceeds, if any, shall be immediately turned over to the Prepetition Agent for the pro rata reduction of obligations under the Prepetition Credit Agreement and the other Prepetition Loan Documents in accordance with the terms of such agreements, subject to the rights of any party in interest to properly file a complaint pursuant to Bankruptcy Rule 7001 or properly assert a contested matter seeking to invalidate, avoid, subordinate or otherwise challenge the claims and/or liens under the Prepetition Credit Agreement, in accordance with and subject to the limitations set forth in Paragraph 42(b) or as otherwise provided herein.

30. Prepetition Lender and Postpetition Lender Rights. Notwithstanding anything herein to the contrary, the entry of this Final Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly, or otherwise impair (a) any of the rights of any of the Postpetition Lender, the Prepetition Agent, or the Prepetition Lenders under the Bankruptcy Code or under any non-bankruptcy law, including, without limitation, the right of any of the Postpetition Lender, the Prepetition Agent, or the Prepetition Lenders to (i) request modification of the automatic stay of section 362 of the Bankruptcy Code, (ii) request dismissal of any of the Chapter 11 Cases, conversion of any of the Chapter 11 Cases to a case or cases under chapter 7 of the Bankruptcy Code, or appointment of a chapter 11 trustee or examiner (including with expanded powers) or (iii) propose, subject to the provisions of section 1121 of the Bankruptcy Code, a chapter 11 plan or plans or (b) any other rights, claims or privileges (whether legal, equitable or otherwise) of any of the Postpetition Lender, the Prepetition Agent or the Prepetition Lenders.

31. No Waiver. Notwithstanding anything herein to the contrary, this Final Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly, the rights of the Prepetition Agent to seek additional adequate protection at any time, including prior to a Termination Event.

32. Maturity Date. The “Maturity Date” of the DIP Financing shall be the earliest of (i) January 15, 2009, (ii) the date on which the Postpetition Obligations are accelerated and become due and payable following an Event of Default, (iii) the date on which the Borrower or the Guarantor sells all or substantially all of the Borrower’s or the Guarantor’s assets, subject to, and in accordance with, terms as may be agreed in writing by the Postpetition Lender, and (iv) the effective date of any Chapter 11 plan of the Borrower or the Guarantor.

33. Maturity. Notwithstanding anything herein, in the DIP Financing Term Sheet, or in the other Postpetition Financing Documents, on the Maturity Date, the Borrower shall no longer, pursuant to this Final Order, the DIP Financing Term Sheet, the other Postpetition Financing Documents or otherwise, (i) be authorized to borrow funds or incur indebtedness hereunder or under the DIP Financing Term Sheet or the other Postpetition Financing Documents or to use any of the Postpetition Loans already received (and any obligations of the Postpetition Lender to make loans or advances hereunder, under the DIP Financing Term Sheet or under the other Postpetition Financing Documents automatically shall be terminated) or (ii) be authorized to use the Cash Collateral.

34. Survival After Maturity. Notwithstanding anything herein or the occurrence of the Maturity Date, all of the rights, remedies, benefits and protections provided (i) to the Postpetition Lender under this Final Order, the DIP Financing Term Sheet, and the other Postpetition Financing Documents and (ii) to the Prepetition Agent and Prepetition Lenders under this Final Order, shall survive such Maturity Date (or Termination Event, if earlier). Upon such Maturity Date (or Termination Event, if earlier), the principal of and all accrued interest and fees and all other Postpetition Obligations, as well as the Prepetition Indebtedness, shall, in each instance, be immediately due and payable and the Postpetition Lender and the Prepetition Agent and the Prepetition Lenders shall have all other rights and remedies provided in this Final Order, the DIP Financing Term Sheet, the other Postpetition Financing Documents, the Prepetition Financing Documents and applicable law.

35. Automatic Stay Modification. The automatic stay provisions of section 362 of the Bankruptcy Code are hereby vacated and modified to the extent necessary to permit the Postpetition Lender to file any financing statements or other documents appropriate in its discretion and to exercise, upon the occurrence and during the continuation of any Event of Default (as defined in the DIP Financing Term Sheet), all rights and remedies provided for in the DIP Financing Term Sheet, this Final Order, and the other Postpetition Financing Documents, and to take any or all of the following actions without further order of or application to this Court: (a) terminate the Borrower’s use of Cash Collateral and cease to make any loans or advances to the Borrower; (b) declare all Postpetition Obligations to be immediately due and payable; (c) terminate the Postpetition Commitment under the DIP Financing Term Sheet and the other Postpetition Financing Documents; (d) offset and apply immediately against the Postpetition Obligations and otherwise enforce rights against the Postpetition Collateral or the Prepetition Collateral in the possession of the Postpetition Lender for application towards the Postpetition Obligations; and (e) take any other actions or exercise any other rights or remedies permitted under this Final Order, the DIP Financing Term Sheet, the other Postpetition Financing Documents or applicable law to effect the repayment and satisfaction of the Postpetition Obligations; provided, however, that the Postpetition Lender shall provide five (5) Business Days’ written notice (by facsimile, telecopy, electronic mail or otherwise) to the U.S. Trustee, counsel to the Debtors, counsel to the Prepetition Agent, and counsel to any Committee prior to exercising any enforcement rights or remedies in respect of the Postpetition Collateral or the Prepetition Collateral (other than the rights described in clauses (a), (b) and (c) above). The rights and remedies of the Postpetition Lender specified herein are cumulative and not exclusive of any rights or remedies that the Postpetition Lender may have under the DIP Financing Term Sheet and the other Postpetition Financing Documents or otherwise.

36. Remedies. If the Postpetition Lender shall at any time exercise any of its rights and remedies hereunder, under the DIP Financing Term Sheet or the other Postpetition

Financing Documents or under applicable law in order to effect payment or satisfaction of the Postpetition Obligations or to receive any amounts or remittances due hereunder or under the DIP Financing Term Sheet or the other Postpetition Financing Documents, including without limitation, foreclosing upon and selling all or a portion of the Postpetition Collateral or the Prepetition Collateral, the Postpetition Lender shall have the right without any further action or approval of this Court to exercise such rights and remedies as to all or such part of the Postpetition Collateral or the Prepetition Collateral as the Postpetition Lender shall elect in its sole discretion, subject to the provision by the Postpetition Lender of the written notice as provided in the preceding paragraph. No holder of a Lien primed by this Final Order or granted by the Borrower or any of the other Debtors as adequate protection shall be entitled to object on the basis of the existence of any such Lien to the exercise by the Postpetition Lender of its respective rights and remedies under the Postpetition Financing Documents or under applicable law to effect satisfaction of the Postpetition Obligations or to receive any amounts or remittances due hereunder or under the DIP Financing Term Sheet or the other Postpetition Financing Documents. The Postpetition Lender shall be entitled to apply the payments or proceeds of the Postpetition Collateral or the Prepetition Collateral in accordance with the provisions of this Final Order, the DIP Financing Term Sheet, the other Postpetition Financing Documents, and the Prepetition Credit Agreement, and in no event shall the Postpetition Lender be subject to the equitable doctrine of “marshaling” or any other similar doctrine with respect to any of the Postpetition Collateral or the Prepetition Collateral or otherwise. To the extent the provisions of the Agricultural Credit Act of 1987, including 12 U.S.C. §§ 2199 through 2202e, and the implementing Farm Credit Administration regulations, 12 C.F.R. § 617.7000, et seq., might apply to the Borrower, the Prepetition Indebtedness, the Prepetition Financing Documents, the

Postpetition Loan or the Postpetition Financing Documents, no statutory or regulatory rights of a borrower to disclosure of effective interest rates, differential interest rates, review of credit decisions, distressed loan restructuring, rights of first refusal or other Borrower Rights shall be available to the Borrower or the Guarantor.

37. No Waiver of Remedies. The failure or delay by (i) the Postpetition Lender to seek relief or otherwise exercise its rights and remedies under this Final Order, the DIP Financing Term Sheet or any other Postpetition Financing Documents or (ii) any of the Prepetition Agent or the Prepetition Lenders to seek relief or otherwise exercise its rights and remedies under this Final Order shall not constitute a waiver of any of the rights of such Postpetition Lender, Prepetition Agent or Prepetition Lender hereunder, thereunder or otherwise, and any single or partial exercise of such rights and remedies against the Borrower or the Guarantor or any Postpetition Collateral or Prepetition Collateral shall not be construed to limit any further exercise of such rights and remedies against any or all of the Borrower or the Guarantor and/or any Postpetition Collateral or Prepetition Collateral.

38. Successor and Assigns. The provisions of this Final Order shall be binding upon and inure to the benefit of each of the Postpetition Lender, the Prepetition Agent, the Prepetition Lenders and the Borrower, the Guarantor and the other Debtors and their respective successors and assigns (including any trustee or fiduciary hereafter appointed or elected as a legal representative of any of the Debtors, their estates, or with respect to the property of any of their estates) whether in the Chapter 11 Cases, in any successor cases, or upon dismissal of any such chapter 11 or chapter 7 case.

39. Additional Assurances. The Borrower, the Guarantor and the other Debtors are authorized and directed to do and perform all acts, to make, execute and deliver all instruments and documents (including, without limitation, the execution of additional security agreements, pledge agreements, control agreements, mortgages and financing statements), and the Borrower and the Guarantor shall pay fees and expenses that may be required or necessary for the Borrower’s or the Guarantor’s performance under the DIP Financing Term Sheet and the other Postpetition Financing Documents, including, without limitation, (i) the execution of the DIP Financing Term Sheet and the other Postpetition Financing Documents and (ii) the payment of the fees, indemnification obligations and other expenses described or provided in the DIP Financing Term Sheet and the other Postpetition Financing Documents as such become due, including, without limitation, agent fees, commitment fees, underwriting fees and reasonable fees relating to attorneys, financial advisors, accountants, appraisers, and counsel for each participant lender in the Postpetition Loan, and disbursements as provided for in the DIP Financing Term Sheet. None of such reasonable fees relating to attorneys, financial advisors, accountants, appraisers or counsel for each participant lender in the Postpetition Loan, and disbursements shall be subject to the approval of this Court or the U.S. Trustee guidelines, and no recipient of any such payment shall be required to file with respect thereto any interim or final fee application with this Court. In addition, the Borrower and the Guarantor each is hereby authorized and directed to indemnify the Postpetition Lender against any liability arising in connection with the DIP Financing Term Sheet or the other Postpetition Financing Documents to the extent provided in the DIP Financing Term Sheet or the other Postpetition Financing Documents. All such fees, expenses and indemnities of the Postpetition Lender shall constitute Postpetition Obligations and shall be secured by the Postpetition Liens and afforded all of the priorities and protections afforded to the Postpetition Obligations under this Final Order, the DIP Financing Term Sheet and the other Postpetition Financing Documents. Counsel for the

Postpetition Lender shall submit summaries of their invoices (generally describing work performed but excluding detailed time entries) to the U.S. Trustee and counsel for the Committee at the same time their invoices are submitted to the Postpetition Lender. The U.S. Trustee and the Committee shall have 10 calendar days from receipt of such invoice summaries to file an objection to them with the Court. If no objection is timely filed, the fees and expenses will be deemed reasonable and shall be promptly paid by the Debtors.

40. Adequate Protection. The Prepetition Agent and the Prepetition Lenders are hereby provided with the following forms of adequate protection (which the Postpetition Lender acknowledges is acceptable to it) solely to protect against the diminution of value, if any, of the Prepetition Collateral:

(a) As adequate protection of the respective interests of the Prepetition Agent and Prepetition Lenders in the Prepetition Collateral, the Borrower shall immediately upon entry of this Final Order commence making the Adequate Protection Payments as and when due.

(b) As adequate protection of the respective interests of the Prepetition Agent and Prepetition Lenders in the Prepetition Collateral, the Prepetition Agent shall be entitled to replacement Liens on all of the Postpetition Collateral (the “Adequate Protection Liens”) (which are hereby granted to the Prepetition Agent), subject and junior only to the Postpetition Liens, Non-Primed Liens (but only to the extent such Non-Primed Liens were senior in priority to the Prepetition Liens as of the Petition Date) and the Carve-Out. To the extent any Cash Collateral was used by the Borrower prior to the date hereof, but after the Petition Date, the adequate protection provided pursuant to this Final Order

(including, without limitation, the Adequate Protection Liens) shall also apply to provide the Prepetition Agent and the Prepetition Lenders with adequate protection against any diminution in their interests in the Prepetition Collateral resulting from such use of such Cash Collateral prior to the date hereof. Except as provided in this Final Order with respect to the Postpetition Liens, the Adequate Protection Liens on the Borrower’s Prepetition Collateral or Postpetition Collateral shall not be subject to or pari passu with any Lien on the Postpetition Collateral by any order subsequently entered in the Chapter 11 Cases (for the avoidance of doubt, the Adequate Protection Liens shall not extend to avoidance actions or the proceeds thereof).

(c) The Adequate Protection Liens granted pursuant to subparagraph (b) above shall be deemed to be perfected automatically upon entry of this Final Order, without the necessity of the filing of any UCC-1 financing statement, state or federal notice, mortgage or other similar instrument or document in any state or public record or office and without the necessity of taking possession or “control” (within the meaning of the Uniform Commercial Code) of any Postpetition Collateral or Prepetition Collateral.

(d) The Borrower and the Guarantor shall provide the Prepetition Agent and the Committee with copies of all reports (including the DIP Budget), information and other materials delivered to the Postpetition Lender pursuant to the DIP Financing Term Sheet or the other Postpetition Financing Documents and such other reports, information and materials as reasonably requested by such Prepetition Agent.

(e) The Prepetition Agent and Prepetition Lenders shall have the right to terminate their consent to the use of their Cash Collateral by the Borrower upon the Borrower’s failure to timely make any payment specified in subparagraph (a) of this Paragraph to or on behalf of the Prepetition Agent or Prepetition Lenders.

41. No Liens on Avoidance Actions. The Postpetition Liens and Adequate Protection Liens and the Postpetition Lender’s superpriority administrative expense claim granted pursuant to this Final Order do not extend to causes of action under Chapter 5 of the Bankruptcy Code or to proceeds thereof.

42. Release of Claims and Defenses. (a) Subject to the rights of any Committee or other party in interest as provided in the following subparagraph, the Borrower and the Guarantor, each in its individual capacity, forever releases, waives and discharges the Prepetition Agent and the Prepetition Lenders (whether in its respective prepetition or postpetition capacity), together with its respective officers, directors, employees, agents, attorneys, professionals, affiliates, subsidiaries, assigns and/or successors (collectively, the “Released Parties”), from any and all claims and causes of action arising out of, based upon or related to, in whole or in part, any of the Prepetition Financing Documents, any aspect of the prepetition relationship between the Borrower or the Guarantor relating to any of the Prepetition Financing Documents or any transaction contemplated thereby, on the one hand, and any or all of the Released Parties, on the other hand, or any other acts or omissions by any or all of the Released Parties in connection with any of the Prepetition Financing Documents or their prepetition relationship with the Borrower or any affiliate thereof relating to any of the Prepetition Financing Documents or any transaction contemplated thereby, including, without limitation, any claims or defenses as to the extent, validity, priority or perfection of the

Prepetition Liens or Prepetition Indebtedness, “lender liability” claims and causes of action, any actions, claims or defenses under chapter 5 of the Bankruptcy Code or any other claims and causes of action (all such claims, defenses and other actions described in this subparagraph are collectively defined as the “Claims and Defenses”). Nothing contained in this subparagraph shall affect the rights of any Committee or any other party in interest to undertake any action, on its own behalf, or on behalf of the Borrower’s or the Guarantor’s estate, with respect to, including, without limitation, any investigation or prosecution of, Claims and Defenses that is permitted in subparagraphs (b) and (c) of this Paragraph.

(b) Notwithstanding anything contained herein to the contrary and subject to Paragraph 28, the extent, validity, priority, perfection and enforceability of the Prepetition Indebtedness and Prepetition Liens, and all acknowledgments, admissions, confirmations, and releases of the Borrower or the Guarantor above, are for all purposes subject to the rights of any party in interest, other than a Debtor, but including the Committee, a Chapter 7 or Chapter 11 trustee, to seek to invalidate, or otherwise challenge (including a determination of the validity, priority, and extent of any lien of) the Prepetition Indebtedness or Prepetition Liens, including by properly filing a complaint pursuant to Bankruptcy Rule 7001 or by otherwise properly asserting a contested matter (any of these actions, a “Challenge”); provided, however, that, to the extent not previously resolved by confirmation and consummation of any chapter 11 plan of reorganization, any such Challenge must be commenced or asserted in this Court within ninety (90) days after appointment of the Committee of unsecured claimholders under section 1102 of the Bankruptcy Code. Except to the extent that a Challenge is timely commenced within such time period (or such timely asserted Challenge does not result in a final and non-appealable order of this Court that is inconsistent with clauses (i) through (iv) of subparagraph (c) of this Paragraph), then any and all Claims and Defenses against any of the Released Parties shall be, without further notice to or order of the Court, deemed to have been forever relinquished, released and waived as to such Committee and other person or entity, and if such Challenge is timely asserted on or before such date, any and all Claims and Defenses that are not expressly asserted in such Challenge shall be deemed, immediately and without further action, to have been forever relinquished, released and waived as to such Committee and other person or entity.

(c) Except to the extent that a Challenge is timely commenced within such time period, or such timely asserted Challenge does not result in a final and non-appealable order of this Court that is inconsistent with clauses (i) through (iv) of this subparagraph, then, without the requirement or need to file any proof of claim with respect thereto, (i) the Prepetition Indebtedness shall constitute allowed, secured claims for all purposes in the Borrower’s and the Guarantor’s Chapter 11 Cases and any subsequent proceedings under the Bankruptcy Code, including, without limitation, any chapter 7 proceedings if the Borrower’s or the Guarantor’s Chapter 11 Case is converted to a case under chapter 7 of the Bankruptcy Code (a “Successor Case”), (ii) the Prepetition Liens (as applicable) shall be deemed legal, valid, binding, enforceable, perfected, not subject to subordination (except as to the Postpetition Liens and as otherwise specified in this Final Order, the DIP Financing Term Sheet or the other Postpetition Financing Documents and the Prepetition Financing Documents) or avoidance for all purposes in the Borrower’s and the Guarantor’s Chapter 11 Case and any Successor Case, (iii) the release of the Claims and Defenses against the Released Parties shall be binding on all parties in interest in the Borrower’s and the Guarantor’s Chapter 11 Case and any Successor Case, and (iv) the Prepetition Indebtedness, the Prepetition Liens (as applicable), releases of the Claims and

Defenses against the Released Parties (as applicable), and prior payments on account of or with respect to the Prepetition Indebtedness shall not be subject to any other or further claims, cause of action, objection, contest, setoff, defense or challenge by any party in interest for any reason, including, without limitation, by any successor to or estate representative of any Debtor.

43. No Third Party Rights. Except as explicitly provided for herein, this Final Order does not create any rights for the benefit of any third party, creditor, equity holder, or any other direct, indirect or incidental beneficiary.

44. Substantive Consolidation. Unless the Prepetition Indebtedness and the Postpetition Obligations shall have been indefeasibly paid in full, the Borrower or its estate shall not be substantively consolidated under the Bankruptcy Code or any applicable bankruptcy or non-bankruptcy law with any other Debtor or its estate or any other Person (as defined by the Bankruptcy Code) or its estate by order of this Court or under any Chapter 11 plan.

45. Prepetition Credit Agreement Master Proof of Claim. The Prepetition Agent shall (to the extent necessary) be authorized (but not required) to file a master proof of claim against the Borrower and the Guarantor (a “Master Proof of Claim”) on behalf of itself and the applicable Prepetition Lenders on account of their respective prepetition claims arising under the Prepetition Financing Documents, and the Prepetition Agent shall not be required to file a verified statement pursuant to Bankruptcy Rule 2019. If the Prepetition Agent should file a Master Proof of Claim against the Borrower or the Guarantor, the Prepetition Agent and each Prepetition Lender (as applicable) and each of their respective successors and assigns, shall be deemed to have filed a proof of claim in respect of its claims against the Borrower or the Guarantor arising under the respective Prepetition Financing Documents, and such shall be allowed or disallowed as if such entity had filed a separate proof of claim in the Borrower’s or the Guarantor’s Chapter 11 Case in the amount set forth in the applicable Master Proof of Claim. The Prepetition Agent shall further be authorized to amend its Master Proof of Claim from time to time.

46. Finding of Fact and Conclusion of Law. This Final Order shall constitute findings of fact and conclusions of law pursuant to Rule 7052 of the Bankruptcy Rules and shall take effect and be fully enforceable immediately upon execution hereof.

47. Jurisdiction. The Court has and will retain jurisdiction to enforce this Final Order according to its terms.

Dated: December 4, 2008	/s/ Brendan Linehan Shannon
BRENDAN LINEHAN SHANNON
UNITED STATES BANKRUPTCY JUDGE

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